Exhibit 99.1

Arvinas Reports Fourth Quarter and Full Year 2020 Financial Results and Provides Corporate Update

NEW HAVEN, Conn., March 1, 2021 — Arvinas, Inc. (Nasdaq: ARVN), a clinical-stage biopharmaceutical company creating a new class of drugs based on targeted protein degradation, today reported financial results for the fourth quarter and full year ended December 31, 2020 and provided a corporate update.

“2020 was a breakthrough year for Arvinas and for the patients we aim to serve, as we reported clear signals of efficacy in both of our clinical-stage programs. These data provided further validation that our approach to protein degradation could potentially change the lives of patients with few or no therapeutic options,” said John Houston, Ph.D., Chief Executive Officer at Arvinas. “Despite the unprecedented circumstances of a pandemic, our clinical trials and preclinical research continued to deliver, and we enter 2021 well positioned to extend our success and progress our programs in oncology and neurodegeneration.”

Business Highlights and Recent Developments

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Presented interim Phase 1 data for ARV-471 showing potential for best-in-class safety and tolerability, estrogen receptor (ER) degradation greater than that previously reported for the current standard of care agent (fulvestrant), and a robust efficacy signal in heavily pretreated patients with locally advanced or metastatic ER positive / HER2 negative (ER+/HER2-) breast cancer

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Presented data from the ongoing dose escalation portion of the Phase 1/2 trial of ARV-110 in men with metastatic castration-resistant prostate cancer (mCRPC), providing additional evidence of anti-tumor activity and patient benefit, including a prostate specific antigen reduction ≥50% (PSA50) in 2 of 5 (40%) in a molecularly defined patient population

•

Closed an underwritten public offering of 6,571,428 shares of common stock at a public offering price of $70.00 per share, including the exercise in full by the underwriters of their option to purchase additional shares of common stock. Arvinas received net proceeds of $431.9 million, after deducting underwriting discounts and commissions and offering expenses

•	Initiated the ARDENT Phase 2 dose expansion study of ARV-110 (Dose: 420 mg daily)

•	Initiated the VERITAC Phase 2 dose expansion study of ARV-471 (Dose: 200 mg daily)

•	Initiated a Phase 1b trial of ARV-471 in combination with Ibrance® (palbociclib)

Anticipated Milestones and Expectations

ARV-471

•	Completion of the Phase 1 dose escalation (1H21)

•	Presentation of completed Phase 1 dose escalation data (2H21)

•	Announcement of safety data from the Phase 1b trial in combination with Ibrance® (palbociclib) (2H21)

•	Initiation of a window of opportunity study in adjuvant breast cancer (2H21)

•	Initiation of a combination trial of ARV-471 and another targeted therapy in 2L/3L metastatic breast cancer (2H21)

ARV-110

•	Completion of the Phase 1 dose escalation (1H21)

•	Presentation of completed Phase 1 dose escalation data (2H21)

•	Announcement of interim data from the ARDENT Phase 2 dose expansion at 420 mg (2H21)

•	Initiation of combination trial(s) with standards-of-care (2021)

Other Clinical Milestones

•	Initiation of first-in-human study of ARV-766, an androgen receptor (AR) degrader with a differentiated profile from ARV-110, in patients with metastatic castration-resistant prostate cancer (1H21)

Financial Guidance

Based on its current operating plan, Arvinas expects its cash, cash equivalents, and marketable securities will be sufficient to fund its planned operating expenses and capital expenditures into 2024.

Full Year and Fourth Quarter Financial Results

Cash, Cash Equivalents and Marketable Securities Position: As of December 31, 2020, cash, cash equivalents and marketable securities were $688.5 million as compared with $280.9 million as of December 31, 2019. The increase primarily related to net proceeds from the issuance of common stock and proceeds from the exercise of stock options of $504.7 million, proceeds from two collaborators of $7.4 million, partially offset by cash used to fund operations of approximately $98.1 million and cash used to purchase fixed assets and leasehold improvements of $6.4 million.

Research and Development Expenses: Research and development expenses were $108.4 million and $33.2 million for the year and quarter ended December 31, 2020, respectively, as compared with $67.2 million and $20.4 million for the year and quarter ended December 31, 2019, respectively. The increase in research and development expenses for the year of $41.2 million primarily related to Arvinas’ continued investment in its wholly owned platform, exploratory and lead optimization programs of $17.6 million, its androgen receptor (AR) program of $12.3 million and estrogen receptor program (ER) of $11.3 million. The increase in research and development expense for the quarter of $12.8 million primarily related to Arvinas’ continued investment in its wholly owned platform, exploratory and lead optimization programs of $5.1 million, its AR program of $4.8 million and ER program of $2.9 million.

General and Administrative Expenses: General and administrative expenses were $38.3 million and $12.2 million for the year and quarter ended December 31, 2020, respectively, as compared with $27.3 million and $7.3 million for the year and quarter ended December 31, 2019, respectively. The increase in general and administrative expenses for the year of $11.0 million related to an increase of $9.6 million in personnel and facility related costs, including $4.8 million related to stock compensation expense, and insurance, taxes and professional fees of $1.4 million. The increase in general and administrative expenses for the quarter of $5.0 million primarily related to an increase of $2.9 in personnel and facility cost, including $1.4 million related to stock compensation expense and $1.7 million of legal and other professional services.

Revenues: Revenues were $21.8 million and $2.2 million for the year and quarter ended December 31, 2020, respectively, as compared with $43.0 million and $4.9 million for the year and quarter ended December 31, 2019, respectively. Revenue for the year ended December 31, 2019 included $24.7 million of revenue recognized from the Arvinas contribution of the license to the joint venture between Bayer and Arvinas to pursue the PROTAC® technology in agricultural applications (the Joint Venture). The remaining collaboration revenue of $18.3 million and revenue of $4.9 million for the year and quarter ended December 31, 2019, respectively, was generated from the license and rights to technology fees and research and development activities related to the collaboration and license agreement with Bayer that was initiated in July 2019, the collaboration and license agreement with Pfizer that was initiated in January 2018, and the amended and restated option, license and collaboration agreement with Genentech that was initiated in November 2017. The increase in collaboration revenue of $3.5 million for the year was primarily related to the Bayer agreement having only a partial year of revenue recognized in 2019 and an increase in activities related to the Pfizer agreement. The decrease in collaboration revenue of $2.7 million in the quarter primarily related to a collaborator adding new targets that extended the period of revenue recognition for the collaboration agreement.

Loss from Equity Method Investment: Loss from equity method investment for the year ended December 31, 2019 was $24.7 million, which related to the loss from the equity method investment in the Joint Venture. The loss was generated from the Joint Venture’s expensing the values associated with the contributed intellectual property from the Joint Venture partners.

Net Loss: Net loss was $119.3 million and $41.5 million for the year and quarter ended December 31, 2020, respectively, as compared with $70.3 million and $21.0 million for the year and quarter ended December 31, 2019, respectively. The increase in net loss for the year and quarter ended December 31, 2020 of $49.0 million and $20.5 million, respectively, primarily related to Arvinas’ continued investment in its platform, exploratory and lead optimization programs, its AR program, its ER program, and an increase in general and administrative infrastructure costs.

About ARV-110

ARV-110 is an investigational orally bioavailable PROTAC® protein degrader designed to selectively target and degrade the androgen receptor (AR). ARV-110 is being developed as a potential treatment for men with metastatic castration-resistant prostate cancer.

ARV-110 has demonstrated activity in preclinical models of AR mutation or overexpression, both common mechanisms of resistance to currently available AR-targeted therapies.

About ARV-471

ARV-471 is an investigational orally bioavailable PROTAC® protein degrader designed to specifically target and degrade the estrogen receptor (ER) for the treatment of patients with locally advanced or metastatic ER+/HER2- breast cancer.

In preclinical studies, ARV-471 demonstrated near-complete ER degradation in tumor cells, induced robust tumor shrinkage when dosed as a single agent in multiple ER-driven xenograft models, and showed superior anti-tumor activity when compared to a standard of care agent, fulvestrant, both as a single agent and in combination with a CDK4/6 inhibitor.

About Arvinas

Arvinas is a clinical-stage biopharmaceutical company dedicated to improving the lives of patients suffering from debilitating and life-threatening diseases through the discovery, development, and commercialization of therapies that degrade disease-causing proteins. Arvinas uses its proprietary PROTAC® Discovery Engine platform to engineer proteolysis targeting chimeras, or PROTAC® targeted protein degraders, that are designed to harness the body’s own natural protein disposal system to selectively and efficiently degrade and remove disease-causing proteins. In addition to its robust preclinical pipeline of PROTAC® protein degraders against validated and “undruggable” targets, the company has two clinical-stage programs: ARV-110 for the treatment of men with metastatic castrate-resistant prostate cancer; and ARV-471 for the treatment of patients with locally advanced or metastatic ER+/HER2- breast cancer. For more information, visit www.arvinas.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements regarding the development and regulatory status of our product candidates, including the timing of initiation or completion of or availability of data from our clinical trials for ARV-110 and ARV-471, the potential advantages and therapeutic potential of our product candidates and the sufficiency of cash resources. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of various risks and uncertainties, including but not limited to: whether we will be able to successfully conduct Phase 1/2 clinical trials for ARV-110 and ARV-471, conduct a Phase 1 clinical trial of ARV-766 complete our clinical trials for our other product candidates, and receive results from our clinical trials on our expected timelines, or at all, whether our cash resources will be sufficient to fund our foreseeable and unforeseeable operating expenses and capital expenditure requirements on our expected timeline and other important factors discussed in the “Risk Factors” sections contained in our quarterly and annual reports on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

Contacts for Arvinas

Investors

Will O’Connor, Stern Investor Relations

ir@arvinas.com

Media

Kirsten Owens, Arvinas Communications

kirsten.owens@arvinas.com

Arvinas, Inc.

Consolidated Statement of Operations (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$2,217,692	$4,893,273	$21,801,777	$42,976,478
Operating expenses:
Research and development	33,200,159	20,414,783	108,355,853	67,193,830
General and administrative	12,230,997	7,268,390	38,303,401	27,307,162

Total operating expenses	45,431,156	27,683,173	146,659,254	94,500,992

Loss from operations	(43,213,464)	(22,789,900)	(124,857,477)	(51,524,514)
Interest and other income	1,666,976	1,742,184	5,525,413	5,907,287
Loss from equity method investment	—	—	—	(24,675,000)

Net loss	(41,546,488)	(21,047,716)	(119,332,064)	(70,292,227)

Net loss per common share, basic and diluted	(0.99)	$(0.56)	(3.02)	(2.13)

Weighted average common shares outstanding, basic and diluted	41,767,980	37,338,484	39,534,497	32,927,697

Arvinas, Inc.

Consolidated Balance Sheet (Unaudited)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$588,373,232	$9,211,057
Marketable securities	100,157,618	271,661,456
Account receivable	1,000,000	—
Other receivables	7,443,654	6,280,828
Prepaid expenses and other current assets	6,113,122	3,727,294

Total current assets	703,087,626	290,880,635
Property, equipment and leasehold improvements, net	12,259,515	8,455,411
Operating lease right of use assets	1,992,669	2,278,623
Other assets	28,777	26,757

Total assets	$717,368,587	$301,641,426

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,121,879	$4,556,827
Accrued expenses	18,859,840	7,602,904
Deferred revenue	22,150,861	19,979,525
Current portion of operating lease liabilities	952,840	673,896

Total current liabilities	49,085,420	32,813,152
Deferred revenue	22,938,233	38,427,882
Long term debt, net of current portion	2,000,000	2,000,000
Operating lease liabilities	1,087,422	1,714,111

Total liabilities	75,111,075	74,955,145

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 48,455,741 and 38,461,353 shares issued and outstanding as of December 31, 2020 and 2019, respectively	48,455	38,461
Accumulated deficit	(491,888,910)	(372,556,846)
Additional paid-in capital	1,133,537,171	599,097,090
Accumulated other comprehensive income	560,796	107,576

Total stockholders’ equity	642,257,512	226,686,281

Total liabilities and stockholders’ equity	$717,368,587	$301,641,426